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                                                                     EXHIBIT 5

March 27, 1996

BEA Investment Funds, Inc.
c/o BEA Associates
153 East 53rd Street, 57th Floor;
New York, New York 10022

Re: Rule 24f-2 Notice
    for BEA Investment Funds, Inc.
    (Securities Act File No. 33-22120
    Investment Company Act File No. 811-5568)
    -----------------------------------------

Ladies and Gentlemen:

You have requested that we, as counsel to BEA Investment Funds, Inc., a Maryland corporation (the "Fund"), render an opinion in connection with the filing by the Fund of a notice required by Rule 24f-2 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), on Form 24f-2 (the "Form"), for the Fund's fiscal period commencing on January 1, 1996 and ending on February 1, 1996 (the "Last Fiscal Period"). We understand that the Fund has previously filed a registration statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"), adopting the declaration authorized by paragraph (a)(1) of the Rule to the effect that an indefinite number of shares of common stock of the Fund (the "Shares") was being registered by such registration statement. The effect of the Notice, when accompanied by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule and by this opinion, will be to make definite in number the number of Shares sold by the Fund during the last Fiscal Period in reliance upon the Rule (the "Rule 24f-2 Shares").

We have examined the Fund's Articles of Incorporation, its By-Laws, resolutions adopted by its Board of Directors, and other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

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BEA Investment Funds, Inc.
March 27, 1996
Page 2

On the basis of the foregoing, and assuming compliance with the 1933 Act, the 1940 Act and applicable state laws regulating the sale of securities, and assuming further that all of the Rule 24f-2 Shares sold during the Last Fiscal Period were sold in accordance with the terms of the Fund's Prospectus and Statement of Additional Information in effect at the time of sale at a sales price in each case in excess of the par value of the Rule 24f-2 Shares, we are of the opinion that such Rule 24f-2 Shares were validly and legally issued, fully paid and non-assessable by the Fund.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion expressed herein involves the law of Maryland, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that state, and where applicable, published cases, rules or regulations of regulatory bodies of that state.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Notice.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER

WILLKIE FARR & GALLAGHER